EXHIBIT 99.1
Oklahoma Heart Hospital and Nocturna Sleep Centers Announce Partnership in Edmond Based State of the Art Sleep Diagnostic Center
Sleep Facility Provides Comprehensive Diagnosis and Treatment for Oklahoma City-Area Residents Suffering From Sleep-Related Problems
Oklahoma City, OK- October 14, 2009—Oklahoma Heart Hospital (OHH) and Nocturna Sleep Centers today announced their partnership in “OHH/Nocturna of Edmond”, a four-bed, state of the art, and full service sleep facility. The center will offer a comprehensive range of services for sleep disorders, including consultations with a board certified sleep physician, sleep diagnostic testing and a durable medical equipment program to support treatment needs.
Dr. Dianne Gasbarra, Medical Director of Nocturna of Edmond: “As many as 70 million Americans currently suffer from a sleep related disorder, according to the National Center on Sleep Disorder Reasearch. Most sleep disorders go undiagnosed, even though advanced technologies allow us to detect and treat most sleep related problems. Nocturna can help diagnose a serious problem in the early stages when treatment can intervene. Common sleep disorder symptoms include loud snoring, daytime sleepiness, mood and memory problems, and hypertension. The most serious sleep disorder is obstructive sleep apnea, a potetially life threatening disorder in which an individual stops breathing during sleep.”
Dr. John Harvey, CEO/President of Oklahoma Heart Hospital: “Most people don’t equate their sleep problems with the potential for cardiovascular problems. People with sleep apnea are three times more likely to develop cardiovascular disease; as many as 1 in 5 adults have some form of sleep apnea. As a cardiologist those statistics mean we can’t underestimate the impact of sleep disorders in our patients. At the Oklahoma Heart Hospital we are committed to acquiring the tools necessary to proactively evaluate the impact of sleep disorders in our heart and stroke patients. OHH/Nocturna will give us the full array of diagnostic tools to determine the severity of sleep disorders and the proper course of treatment for our patients.”
If left untreated, obstructive sleep apnea can lead to high blood pressure, heart failure, atrial fibrillation, heart attack, stroke, type II diabetes, obesity, sexual dysfunction and nocturnal sudden death.
Oklahoma Heart Hospital has the state’s largest group of cardiovascular specialists with over 40 physicians in nearly 40 clinics across Oklahoma. OHH is working to change Oklahoma’s high death rates from cardiovascular disease by implementing programs and services to help prevent heart disease and by increasing the availability of advanced diagnostic and treatment services for all Oklahomans.
The OHH/Nocturna facility is located in Edmond at 428 W. 15th Street, Suite 1.
Dr. Dianne Gasbarra serves as Medical Director of Nocturna of Edmond. Dr. Gasbarra is Board Certified in Sleep Medicine, Pulmonology, Internal Medicine and Critical Care and provides the Oklahoma City community with a comprehensive, gold standard of care. Nocturna also has the benefit of its Chief Medical Officer, Dr. Kevin Lewis; a Board Certified doctor in Sleep Medicine, Pulmonology, Internal Medicine and Critical Care.
Nocturna Sleep Centers, based in Oklahoma City was founded in 2003 and currently operates 26 independent diagnostic sleep centers, maintains 62 Hospital contracts and 2 Hospital based locations in Oklahoma, Texas, Kansas, Missouri, Nebraska, Iowa, Minnesota, New York, Nevada, and Florida under Sleep Disorder Centers (SDC), somniTech, Sleep Medicine Centers and Nocturna brand names. The parent company, Graymark Healthcare is a NASDAQ listed company based in Oklahoma City. The sleep diagnostic centers provide a convenient and highly structured program for patients suffering from
Obstructive Sleep Apnea (OSA). SDC/Nocturna’s Sleep Clinic and Continuous Positive Air Pressure (CPAP) success follow-up programs have resulted in an 82% patient compliance, far exceeding the national average of 51%, according to the Journal of Clinical Sleep Medicine. Nocturna is poised to continue the tradition of providing comprehensive sleep solutions for the diagnosis and treatment of sleep disorders.